As filed with the Securities and Exchange Commission on July 9, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its charter)

New York	13-0871985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

New Orchard Road Armonk, New York 10504
(Address of Principal Executive Offices)

Red Hat, Inc. 2004 Long-Term Incentive Plan Ansible, Inc. 2013 Stock Incentive Plan Makara, Inc. 2008 Equity Incentive Plan
(Full title of the plan)

Christina M. Montgomery, Esq. Vice President, Assistant General Counsel and Secretary International Business Machines Corporation Corporate Legal Department Armonk, New York 10504 (914) 499-1900
(Name, address and telephone number, including area code, of agent for service)

Copies to: Scott A. Barshay, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Capital Stock, par value $.20 per share	29,703,694	(1)	$139.95	(2)	$4,157,031,975.30	(2)	$503,832.28

1.
Based on (i) the number of shares exchangeable for restricted shares outstanding immediately prior to the transaction contemplated by the Agreement and Plan of Merger, dated as of October 28, 2018, by and among International Business Machines Corporation (“IBM”), Socrates Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of IBM, and Red Hat, Inc. (“Red Hat”), as such agreement may be amended from time to time (the “Merger Agreement”, and the transaction contemplated therein, the “Merger”) (or 362,124) pursuant to the benefit plans listed above as of July 8, 2019, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such restricted shares are exchangeable pursuant to the Merger Agreement plus (ii) the number of shares exchangeable for service-based restricted stock units (“RSUs”) outstanding immediately prior to the Merger (or 3,810,754) pursuant to the benefit plans listed above as of July 8, 2019, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such RSUs are exchangeable pursuant to the Merger Agreement plus (iii) the number of shares exchangeable for performance-based restricted stock units (“PSUs”) outstanding immediately prior to the Merger (or 576,002) pursuant to the benefit plans listed above as of July 8, 2019, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such PSUs are exchangeable pursuant to the Merger Agreement plus (iv) the number of shares that remain available for issuance pursuant to the benefit plans listed above (“Residual Shares”) as of July 8, 2019, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such Residual Shares are exchangeable pursuant to the Merger Agreement.

2.
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $139.95 per share of IBM capital stock issuable for each restricted share, each share subject to an RSU and each Residual Share under the benefit plans listed above, which is the average of the high and low prices of the IBM capital stock on the New York Stock Exchange on July 2, 2019, in each case, after taking into account the exchanges described in note (1).

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM capital stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional capital stock.

INTRODUCTORY STATEMENT
On October 28, 2018, IBM, Merger Sub and Red Hat entered into the Merger Agreement.
The Merger Agreement provides that, at the effective time of the Merger, each restricted share award of Red Hat common stock (other than restricted share awards that are cashed out pursuant to the Merger Agreement) granted under the Red Hat Inc. 2004 Long-Term Incentive Plan, the Ansible, Inc. 2013 Stock Incentive Plan or the Makara, Inc. 2008 Equity Incentive Plan, in each case, as amended (together, the “Benefit Plans”) that is outstanding immediately prior to the effective time (the “Rollover Restricted Shares”) will be converted at the effective time into a restricted share award consisting of IBM capital stock subject to substantially the same terms and conditions as were applicable to the Rollover Restricted Shares with respect to a number of shares of IBM capital stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover Restricted Share immediately prior to the effective time by a fraction, the numerator of which is $190.00 and the denominator of which is the closing price per share of IBM capital stock on the New York Stock Exchange Composite Transactions Tape on the trading day immediately preceding the date on which the merger effective time occurs (the “Exchange Ratio”) (rounded down to the nearest whole share).
The Merger Agreement provides that, at the effective time of the Merger, each RSU with respect to Red Hat common stock (other than RSUs that are cashed out pursuant to the Merger Agreement) granted under the Benefit Plans that is outstanding immediately prior to the effective time (the “Rollover RSUs”) will be converted at the effective time into an RSU with respect to IBM capital stock subject to substantially the same terms and conditions as were applicable to the Rollover RSUs with respect to a number of shares of IBM capital stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover RSU immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).
The Merger Agreement provides that, at the effective time of the Merger, each PSU with respect to Red Hat common stock (other than PSUs that are cashed out pursuant to the Merger Agreement) granted under the Benefit Plans that is outstanding immediately prior to the effective time (the “Rollover PSUs”) will, in accordance with the applicable award agreement, be converted at the effective time into a restricted share award consisting of IBM capital stock subject to substantially the same terms and conditions as were applicable under such Rollover PSU (other than the performance-based vesting schedule, which will be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of IBM capital stock determined by multiplying the applicable PSU Share Number (defined below) by the Exchange Ratio (rounded down to the nearest whole share).  For purposes of the treatment of PSUs, the “applicable PSU Share Number” means, with respect to PSUs that were granted with performance goals relating to operating performance, either the target performance level if the effective time occurs in the first performance segment of the award, or the actual performance level based on the most recently completed fiscal quarter prior to the closing date if the effective time occurs in the second performance segment of the award, in each case, as determined by the compensation committee of the Red Hat board of directors.  For PSUs with performance goals based on total shareholder return, the applicable PSU Share Number has been determined by the compensation committee of the Red Hat board of directors based on the total shareholder return represented by the merger consideration.
The Merger Agreement provides that, at the effective time of the Merger, each share of Red Hat common stock that remains available for issuance pursuant to the Benefit Plans (the “Residual Shares”) will be converted into shares of IBM capital stock available for issuance determined by multiplying the number of Residual Shares by the Exchange Ratio.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.	Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
Item 2.	Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed a part hereof:
•	The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 26, 2019.
•
The portions of IBM’s Definitive Proxy Statement on Schedule 14A for the 2019 annual meeting of stockholders filed on March 11, 2019 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018.

•	The Quarterly Report of IBM on Form 10-Q, filed with the Commission on April 30, 2019.
•
The Current Reports of IBM on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) with the Commission on January 3, 2019, January 22, 2019, January 23, 2019, January 30, 2019, February 1, 2019, February 5, 2019, February 26, 2019, March 27, 2019, April 4, 2019 (first report), April 16, 2019, April 17, 2019, May 3, 2019, May 6, 2019, May 14, 2019 and May 17, 2019.
•
The description of IBM’s capital stock contained in IBM’s registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  In no event, however, shall any information that IBM discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto, which IBM may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities.

Not applicable.
Item 5.	Interests of Named Experts and Counsel.

The validity of the IBM capital stock, par value $.20 per share, offered hereby has been passed upon by Christina M. Montgomery, Esq., Vice President, Assistant General Counsel and Secretary of IBM.  As of July 9, 2019, Ms. Christina M. Montgomery beneficially owns shares of IBM capital stock, par value $.20 per share, and options to purchase shares of IBM capital stock, par value $.20 per share.
Item 6.	Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:
“The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation) by reason of the fact that such person is (i) an officer or director of the Corporation or (ii) an officer or director of the Corporation who is asked to serve in any capacity at the request of the Corporation in any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against, in each case, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right that vests upon the occurrence or alleged occurrence of any act or omission to act that forms the basis for or is related to the claim for which indemnification is sought and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, and the right to be indemnified for expenses incurred by such person in connection with successfully establishing a right to indemnification, in each case consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time.  The indemnification rights hereunder shall continue as to any such person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of any such person.  If the right of indemnification provided for in this Section 6 is amended or repealed, such amendment or repeal will not limit the indemnification provided for herein with respect to any acts or omissions to act occurring prior to any such amendment or repeal.”

The Certificate of Incorporation of IBM (Article Eleven) provides the following:
          “Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”
With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.
In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.
Item 8.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 27, 2007)

4.2	By-laws of IBM (incorporated by reference to Exhibit 3.2 to Form 10-Q filed on April 30, 2019)

4.3	Amended and Restated Red Hat, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to Form S-8 filed by Red Hat, Inc. on September 25, 2012)

4.4	Ansible, Inc. 2013 Stock Incentive Plan, as Amended (incorporated by reference to Exhibit 99.1 to Form S-8 filed by Red Hat, Inc. on November 6, 2015)

4.5	Makara, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to Form S-8 filed by Red Hat, Inc. on December 7, 2010)

4.6	Amendment No. 1 to Makara, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to Form S-8 filed by Red Hat, Inc. on December 7, 2010)

4.7	Amendment No. 2 to Makara, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to Form S-8 filed by Red Hat, Inc. on December 7, 2010)

5.1	Opinion of Christina M. Montgomery, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the securities being issued

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Christina M. Montgomery, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:
(a)(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 9th day of July, 2019.
INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Christina M. Montgomery
	Name:	Christina M. Montgomery
	Title:	Vice President, Assistant General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 9th day of July, 2019.
Signature	Title

*	Chairman, President and Chief Executive Officer
Virginia M. Rometty	(Principal Executive Officer)

*	Senior Vice President and Chief Financial
James J. Kavanaugh	Officer (Principal Financial Officer)

*	Vice President and Controller
Robert F. Del Bene	(Principal Accounting Officer)

*	Director
Michael L. Eskew

*	Director
David N. Farr

*	Director
Alex Gorsky

*	Director
Michelle Howard

*	Director
Shirley Ann Jackson

*	Director
Andrew N. Liveris

*	Director
Martha E. Pollack

*	Director
Joseph R. Swedish

*	Director
Sidney Taurel

*	Director
Peter R. Voser

*	Director
Frederick H. Waddell

* The undersigned, by signing her name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Christina M. Montgomery
	Name:	Christina M. Montgomery
	Title:	Attorney-in-Fact